REVOLVING CREDIT AGREEMENT

DATED as of March 29, 2000

among

ROLLINS LEASING CORP.,

THE LENDING INSTITUTIONS PARTY HERETO,

FLEET NATIONAL BANK,

as Administrative Agent,

FIRST UNION NATIONAL BANK,
as Syndication Agent,

NATIONAL CITY BANK,
as Documentation Agent

and


FLEETBOSTON ROBERTSON STEPHENS INC.,
as Syndication Agent and Arranger

TABLE OF CONTENTS

1.   DEFINITIONS AND RULES OF INTERPRETATION
      1.1.   Definitions
      1.2.   Rules of Interpretation.
2.   THE REVOLVING CREDIT FACILITY.
      2.1.   Commitment to Lend.
      2.2.   Commitment Fees.
      2.3.   Reduction of Total Commitments.
      2.4.   The Revolving Credit Notes.
      2.5.   Interest on Revolving Credit Loans.
      2.6.   Requests for Revolving Credit Loans.
         2.6.1.   General.
         2.6.2.   Swing Line.
      2.7.   Conversion Options.
         2.7.1.   Conversion to Different Type of Revolving
                  Credit Loan.
      2.7.2.   Continuation of Type of Revolving Credit Loan.
      2.7.3.   LIBOR Rate Loans.
   2.8.   Funds for Revolving Credit Loan.
      2.8.1.   Funding Procedures.
      2.8.2.   Advances by Agent.
   2.9.   Change in Borrowing Base.
   2.10.   Settlements.
      2.10.1.   General.
      2.10.2.   Failure to Make Funds Available.
      2.10.3.   No Effect on Other Banks.
3.   REPAYMENT OF THE REVOLVING CREDIT LOANS.
   3.1.   Maturity.
   3.2.   Mandatory Repayments of Loans.
   3.3.   Optional Repayments of Revolving Credit Loans.
4.   LETTERS OF CREDIT.
   4.1.   Letter of Credit Commitments.
      4.1.1.   Commitment to Issue Letters of Credit.
      4.1.2.   Letter of Credit Applications.
      4.1.3.   Terms of Letters of Credit.
      4.1.4.   Reimbursement Obligations of Banks.
      4.1.5.   Participations of Banks.
   4.2.   Reimbursement Obligation of the Borrower.
   4.3.   Letter of Credit Payments.
   4.4.   Obligations Absolute.
   4.5.   Reliance by Issuer.
   4.6.   Letter of Credit Fee.
5.   CERTAIN GENERAL PROVISIONS.
   5.1.   Closing Fees.
   5.2.   Funds for Payments.
      5.2.1.   Payments to Agent.
      5.2.2.   No Offset, etc.
   5.3.   Computations.
   5.4.   Inability to Determine LIBOR Rate.
   5.5.   Illegality.
   5.6.   Additional Costs, etc.
   5.7.   Capital Adequacy.
   5.8.   Certificate.
   5.9.   Indemnity.
      5.10.   Interest After Default.
      5.10.1.   Overdue Amounts.
      5.10.2.   Amounts Not Overdue.
   5.11.   Replacement of Banks.
   5.12.   Usury Limitation.
6.   SECURITY AND GUARANTIES.
   6.1.   Security.
   6.2.   Guaranties.
7.   REPRESENTATIONS AND WARRANTIES.
   7.1.   Corporate Authority.
      7.1.1.   Incorporation; Good Standing.
            7.1.2.   Authorization.
                  7.1.3.   Enforceability.
                     7.2.   Governmental Approvals.
                         7.3.   Title to Properties;
                         Leases.7.4.
                                Financi
                              al
                              Statement
                              s and
                              Projectio
                              ns.
      7.4.1.   Fiscal Year.
      7.4.2.   Financial Statements.
            7.4.3.   Projections.
   7.5.   No Material Changes, etc.
   7.6.   Franchises, Patents, Copyrights, etc.
   7.7.   Litigation.
   7.8.   Compliance with Other Instruments, Laws, etc.
   7.9.   Tax Status.
   7.10.   No Event of Default.
   7.11.   Holding Company and Investment Company Acts.
   7.12.   Absence of Financing Statements, etc.
   7.13.   Employee Benefit Plans.
   7.14.   Use of Proceeds.
      7.14.1.   General.
      7.14.2.   Regulations U and X.
   7.15.   Environmental Compliance.
   7.16.   Subsidiaries, etc.
   7.17.   Collateral Trust Indenture.
   7.18.   Disclosure.
8.   AFFIRMATIVE COVENANTS OF THE BORROWER.
   8.1.   Punctual Payment.
   8.2.   Maintenance of Office.
   8.3.   Records and Accounts.
   8.4.   Financial Statements, Certificates and Information.
   8.5.   Notices.
      8.5.1.   Defaults.
      8.5.2.   Debt Ratings.
      8.5.3.   Environmental Events.
      8.5.4.   Notice of Litigation and Judgments.
   8.6.   Corporate Existence; Maintenance of Properties.
   8.7.   Insurance.
   8.8.   Taxes.
   8.9.   Inspection of Properties and Books.
   8.10. Compliance with Laws, Contracts, Licenses, and Permits.
   8.11.   Employee Benefit Plans.
   8.12.   Use of Proceeds.
   8.13.   Further Assurances, Etc.
9.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
   9.1.   Restrictions on Indebtedness.
   9.2.   Restrictions on Liens.
   9.3.   Distributions.
   9.4.   Merger, Consolidation and Disposition of Assets.
      9.4.1.   Mergers.
      9.4.2.   Acquisitions.
      9.4.3.   Disposition of Assets.
   9.5.   Employee Benefit Plans.
   9.6.   Business Activities.
      9.7.   Concerning the Subsidiaries.
   9.8.   Prohibition on Negative Pledges.
   9.9.   Modification of Documents.
10.   FINANCIAL COVENANTS OF THE BORROWER.
   10.1.   Consolidated Funded Debt to Consolidated Adjusted
           Tangible Net Worth.
   10.2.   Consolidated Tangible Net Worth.
11.   CLOSING CONDITIONS.
   11.1.   Loan Documents.
   11.2.   Certified Copies of Charter Documents.
   11.3.   Corporate Action.
   11.4.   Incumbency Certificate.
   11.5.   Certificates of Insurance.
   11.6.   Borrowing Base Report.
   11.7.   Opinions of Counsel.
   11.8.   Payment of Fees.
12.   CONDITIONS TO ALL BORROWINGS.
   12.1.   Representations True; No Event of Default.
   12.2.   No Legal Impediment.
   12.3.   Governmental Regulation.
   12.4.   Proceedings and Documents.
   12.5.   Borrowing Base Report.
13.   EVENTS OF DEFAULT; ACCELERATION; ETC.
   13.1.   Events of Default and Acceleration.
   13.2.   Termination of Commitments.
   13.3.   Remedies.
14.   SETOFF.
15.   THE AGENT.
   15.1.   Authorization.
   15.2.   Employees and Agents.
   15.3.   No Liability.
   15.4.   No Representations.
      15.4.1.   General.
      15.4.2.   Closing Documentation, etc.
   15.5.   Payments.
      15.5.1.   Payments to Agent.
      15.5.2.   Distribution by Agent.
      15.5.3.   Delinquent Banks.
   15.6.   Holders of Notes.
   15.7.   Indemnity.
   15.8.   Agent as Bank; Etc.
   15.9.   Resignation.
   15.10.   Notification of Defaults and Events of Default.
16.   EXPENSES AND INDEMNIFICATION.
   16.1.   Expenses.
   16.2.   Indemnification.
   16.3.   Survival.
17.   TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.
   17.1.   Sharing of Information with Section 20 Subsidiary.
   17.2.   Confidentiality.
   17.3.   Prior Notification.
   17.4.   Other.
18.   SURVIVAL OF COVENANTS, ETC.
19.   ASSIGNMENT AND PARTICIPATION.
   19.1.   Conditions to Assignment by Banks.
   19.2.   Certain Representations and Warranties;
            Limitations; Covenants.
   19.3.   Register.
   19.4.   New Notes.
   19.5.   Participations.
   19.6.   Disclosure.
   19.7.   Assignee or Participant Affiliated with the Borrower.
   19.8.   Miscellaneous Assignment Provisions.
   19.9.   Assignment by Borrower.
20.   NOTICES, ETC.
21.   GOVERNING LAW.
22.   HEADINGS.
23.   COUNTERPARTS.
24.   ENTIRE AGREEMENT, ETC.
25.   WAIVER OF JURY TRIAL.
26.   CONSENTS, AMENDMENTS, WAIVERS, ETC.
27.   SEVERABILITY.
28.   REGARDING THE EXISTING FACILITY.

REVOLVING CREDIT AGREEMENT
   This REVOLVING CREDIT AGREEMENT is made as of March 29, 2000, by and among ROLLINS LEASING CORP. (the "Borrower"), a Delaware corporation having its principal place of business at One Rollins Plaza, Wilmington, Delaware 19899, and FLEET NATIONAL BANK, and the other lending institutions listed on Schedule 1 hereto and FLEET NATIONAL BANK, as administrative agent for itself and such other lending institutions.
1.  DEFINITIONS AND RULES OF INTERPRETATION.
1.1. Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:
   Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.
   Agent or Administrative Agent. Fleet National Bank, acting as administrative agent for the Banks.
   Agent's Office. The Agent's office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.
   Agent's Special Counsel. Bingham Dana LLP or such other counsel as may be approved by the Agent.
   Applicable Margin. On each day, the Applicable Margin with respect to LIBOR Rate Loans, the Facility A Commitment Fee, and the Facility B Commitment Fee shall be the applicable percentage set forth below with respect to the Parent's Senior Secured Debt Rating in effect on such day:

Level   Senior Secured   LIBOR Rate   Facility A       Facility B
        Debt Rating      Loans        Commitment Fee   Commitment Fee

I     BBB-/Baa3          1.150%         0.200%         0.250%
      or lower

II    BBB/Baa2           0.950%         0.160%         0.200%

III   BBB+/Baa1          0.750%         0.140%         0.175%

IV    A-/A3 or higher    0.600%         0.120%         0.150%

In the event of a one Level split rating by S&P and Moody's, the higher Level rating shall apply. In the event of a two or more Level split rating by S&P and Moody's the Level rating that is one Level above the lowest rating shall apply. Adjustments to the Applicable Margin shall be made on, and shall be effective as of, the day of any adjustment in the Senior Secured Debt Rating. In the event that no Senior Secured Debt Rating is available, the Applicable Margin shall be that corresponding to Level I above. Notwithstanding the foregoing, until the end of the fiscal quarter ending on September 30, 2000, the Applicable Margin shall not be less than that corresponding to Level III above.
   Assignment and Acceptance.  See Section 19.1.
   Balance Sheet Date.  September 30, 1999.
   Banks. Fleet National Bank and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 19.
   Borrower.  As defined in the preamble hereto.
   Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report which is equal to the result of (a) 90% of the Net Equipment Value of all Motor Vehicle Equipment owned by the Borrower and the Guarantors, minus (b) all Indebtedness of the Parent and its Subsidiaries outstanding under the Collateral Trust Debentures, minus (c) all other unsecured Indebtedness of the Parent and its Subsidiaries.
   Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.
   Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.
   Canadian Subsidiary. A Subsidiary of the Borrower that is incorporated or organized under the laws of a province or territory of Canada.
   Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.
   Closing Date.  The first date on which the conditions set forth in
Section 11 have been satisfied and any Loans are to be made or any Letter of Credit is to be issued hereunder.
   Code.  The Internal Revenue Code of 1986.
   Collateral Trust Debentures. The Collateral Trust Debentures of the Parent, issued pursuant to the Collateral Trust Indenture.
   Collateral Trust Indenture. The Collateral Trust Indenture, dated as of March 21, 1983, between the Parent and the Continental Illinois National Bank and Trust Company of Chicago, as Trustee.
   Commitment. With respect to each Bank, its Facility A Commitment and/or its Facility B Commitment, as the context may require.
   Commitment Fee.  The Facility A Commitment Fee and/or the Facility
B Commitment Fee, as the context may require.
   Commitment Percentage. With respect to each Bank, its Facility A Commitment Percentage and/or its Facility B Commitment Percentage, as the context may require.
   Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.
   Consolidated Adjusted Tangible Net Worth. At any time, an amount equal to the sum of (a) Consolidated Tangible Net Worth at such date, plus (b) an amount equal to 50% of the aggregate amount of deferred taxes of the Borrower and its Subsidiaries at such time, in each case, determined on a consolidated basis for such Persons in accordance with generally accepted accounting principles.
   Consolidated Funded Debt. At any time, all Indebtedness of the Borrower and its Subsidiaries (i) for borrowed money, (ii) evidenced by a note or bond, (iii) for the deferred purchase price of assets, (iv) in respect of Capitalized Leases, (v) in respect of reimbursement obligations in respect of letters of credit, and (vi) all such Indebtedness of another Person guaranteed by any such Person, determined on a consolidated basis for such Persons in accordance with generally accepted accounting principles.
   Consolidated Net Income. The consolidated net income of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income.
   Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities.
   Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:
      (a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus
      (b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date (other than valuation adjustments made in connection with any acquisition under purchase accounting in accordance with generally accepted accounting principles); plus
      (c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable; plus
      (d) equity interests in unconsolidated subsidiaries. Consolidated Total Assets. The sum of (i) all assets ("consolidated balance sheet assets") of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, all assets leased by the Borrower or any Subsidiary as lessee under any synthetic lease referred to in clause (vi) of the definition of the term "Indebtedness" to the extent that such assets would have been consolidated balance sheet assets had the synthetic lease been treated for accounting purposes as a Capitalized Lease, plus (iii) without duplication, all sold receivables referred to in clause (vii) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.
   Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and all other Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.
   Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with Section 2.7.
   Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.
   Default.  See Section 13.1.
   Delinquent Bank.  See Section 15.5.3.
   Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of such Person.
   Dollars or $.  Dollars in lawful currency of the United States of
America.
   Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Prime Rate Loans.
   Domestic Subsidiary. A Subsidiary of the Borrower that is incorporated or organized under the laws of a state or territory of the United States of America.
   Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with Section 2.7.
   Eligible Assignee. Any of (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; (v) any investment company, investment fund, financial institution or other institutional lender (other than any financial institution which, but for the amount of its total assets, would have been an Eligible Assignee under clauses (i) through (iv) above) having total assets in excess of $100,000,000; (vi) with respect to any Bank that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Bank or by an Affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee); provided that no Affiliate of the Parent or the Borrower shall be an Eligible Assignee and (vii) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.
   Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.
   Environmental Laws. All judgments, decrees, orders, laws, licenses, rules or regulations pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.
   ERISA.  The Employee Retirement Income Security Act of 1974.
   ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.
   Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation
D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.
   Event of Default.  See Section 13.1.
   Facility A Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Facility A Loans to, to participate in the risk associated with Swing Line Loans made to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero. The Facility A Commitment shall expire on the Facility A Maturity Date.
   Facility A Commitment Fee.  See Section 2.2(a).
   Facility A Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Facility A Commitments of all of the Banks.
   Facility A Loans. The Loans to be made by the Banks to the Borrower pursuant to Section 2.1(a) hereof.
   Facility A Maturity Date.  March 28, 2001.
   Facility A Note.  See Section 2.4.
   Facility B Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Facility B Loans to, to participate in the risk associated with Swing Line Loans made to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero. The Facility B Commitment shall expire on the Facility B Maturity Date.
   Facility B Commitment Fee.  See Section 2.2(b).
   Facility B Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the Facility B Commitment.
   Facility B Loans. The Loans to be made by the Banks to the Borrower pursuant to Section 2.1(b) hereof.
   Facility B Note.  See Section 2.4.
   Facility B Maturity Date.  March 29, 2003.
   generally accepted accounting principles. (i) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (A) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (B) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and
(ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.
   Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
   Guarantor. Any Domestic Subsidiary or Canadian Subsidiary of the Borrower that shall have executed and delivered to the Agent a Guaranty of the Obligations in favor of the Banks and the Agent.
   Guaranty. Collectively, the Guaranty or Guaranties, whether dated on or after the Closing Date, made by each Domestic Subsidiary and each Canadian Subsidiary of the Borrower in favor of the Banks and the Agent, pursuant to which each such Subsidiary guaranties to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Banks and the Agent.
   Hazardous Substances.  Any hazardous waste, as defined by 42 U.S.C.
Section 6903(5), any hazardous substances as defined by 42 U.S.C.
Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.
   Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
      (i)   every obligation of such Person for money borrowed,
      (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
      (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,
      (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
      (v)   every obligation of such Person under any Capitalized
   Lease,      (vi)  every obligation of such Person under any
            synthetic lease (a "synthetic lease") treated as an
            operating lease under generally accepted accounting
            principles and as a loan or financing for U.S. income tax
            purposes,
      (vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
      (viii) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,
      (ix) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),
      (x) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,
      (xi) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
   The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.
   Interest Payment Date. (i) As to any Prime Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Prime Rate Loan; and (ii) as to any LIBOR Rate Loan in respect of which the Interest Period is (A)
3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.
   Interest Period. With respect to each Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (A) for any Prime Rate Loan, the last day of the calendar quarter; and (B) for any LIBOR Rate Loan, 1, 2, 3, or 6 months; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
      (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;
      (b) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;
      (c) if the Borrower shall fail to give notice as provided in Section2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Prime Rate Loan and the continuance of all Prime Rate Loans as Prime Rate Loans on the last day of the then current Interest Period with respect thereto;
      (d) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and
      (e) any Interest Period that would otherwise extend beyond the Facility A Maturity Date (if comprising a Facility A Loan) or the Facility B Maturity Date (if comprising a Facility B Loan) shall end on, respectively, the Facility A Maturity Date or (as the case may
   be) the Facility B Maturity Date.
   International Standby Practices. With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
   Letter of Credit.  See Section 4.1.1.
   Letter of Credit Application.  See Section 4.6.
   Letter of Credit Fee.  See Section 4.1.1.
   Letter of Credit Participation.  See Section 4.1.4.
   LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other LIBOR interbank market as may be selected by the Agent in its sole discretion acting in good faith.
   LIBOR Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.
   LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined by the Agent in good faith at which Dollar deposits for such Interest Period are offered based on information presented on Telerate page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the second LIBOR Business Day prior to the first day of such Interest Period. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by major banks in the London interbank markets at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected in good faith by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate cannot be determined.
   LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.
   Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit and the Guaranty.
   Loan Request.  See Section 2.6.
   Loans.  Collectively, the Revolving Credit Loans and the Swing Line
Loans.
   Majority Banks. As of any date, any two or more Banks holding more than fifty percent (50%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, any two or more Banks whose aggregate Facility A Commitments and Facility B Commitments constitutes more than fifty percent (50%) of the Total Commitment.
   Material Adverse Effect. With respect to any event, occurrence, condition or development of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (i) a material adverse affect on the properties, assets, condition (financial or otherwise), business or prospects of the Borrower and the Guarantors, considered as a whole,
(ii) a material impairment of the right or ability of the Borrower and the Guarantors, considered as a whole, to carry on business substantially as now conducted by them, (iii) a material adverse effect on the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under any of the Loan Documents to which they are a party or by which they are bound, or (iv) a material impairment of the validity or enforceability of any Loan Document or any material impairment of the rights, remedies or benefits of the Agent and/or the Banks under any Loan Document.
   Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.
   Moody's.  Moody's Investor Service, Inc.
   Motor Vehicle Equipment. All trucks, trailers, tractors, service vehicles, automobiles, tires, and all related equipment and accessions, and all prepaid tire inventory, with respect to which the Borrower or any of the Guarantors now or hereafter has full and unencumbered title (except for liens permitted pursuant to Section 9.2(i) hereof), which are used or usable by the Borrower and its Subsidiaries in their business operations.
   Multiemployer Plan.  Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
   Net Equipment Value. With respect to Motor Vehicle Equipment, an aggregate amount equal to the net book value of such equipment, as determined in accordance with generally accepted accounting principles and reflecting depreciation methods which are consistent with those reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as on the Balance Sheet Date, as the same may be modified from time to time in accordance with generally accepted accounting principles and usual and customary industry practices.
   Notes. The Revolving Credit Notes and the Swing Line Note. Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof, and all obligations and liabilities of any of the Borrower and its Subsidiaries to any Bank arising under any interest rate hedging arrangements from time to time entered into between the Borrower and/or its Subsidiaries and a Bank.
   outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
   Parent.  Rollins Truck Leasing Corp., a Delaware corporation.
   PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
   Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2.
   Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
   Prime Rate. The higher of (i) the annual rate of interest announced from time to time by Fleet National Bank at its office in Boston, Massachusetts, as its "prime rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take effect immediately without notice or demand of any kind.
   Prime Rate Loans. Loans bearing interest calculated by reference to the Prime Rate.
   Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.
   Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.
   Reference Bank.  Fleet National Bank.
   Register.  See Section 19.3.
   Reimbursement Obligation. The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in Section 4.2.
   Revolving Credit Loans. Collectively, the Facility A Loans and the Facility B Loans.
   Revolving Credit Note Record.  A Record with respect to a Revolving
Credit Note.
   Revolving Credit Notes.  The Facility A Notes and the Facility B
Notes.
   S&P. Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.
   Section 20 Subsidiary. A Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C.
Section 24, Seventh), as amended..
   Senior Secured Debt Ratings. The rating(s) of the Parent's public secured long-term senior debt, without third party credit enhancement, issued by Moody's and/or S&P; or, in the event no such debt of the Parent is outstanding or if such debt shall be outstanding but shall not be rated by S&P or Moody's, the rating(s) of this credit facility issued by Moody's and/or S&P upon request of the Borrower. In the event that S&P or Moody's do not exist or do not rate such debt of the Parent or this credit facility, then the Borrower shall request that another nationally recognized rating agency acceptable to the Borrower, the Agent and the Banks rate such debt of the Parent or this credit facility, and thereupon the references herein to S&P and Moody's shall be deemed to be references to such other rating agency, and appropriate changes will be made to the table set forth in definition of "Applicable Margin" to reflect the ratings issued by such other rating agency.
   Settlement. The making or receiving of payments, in immediately available funds, by the Banks, to the extent necessary to cause each Bank's actual share of the outstanding amount of Loans (after giving effect to any Loan Request) to be equal to such Bank's Total Commitment Percentage of the outstanding amount of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.
   Settlement Amount.  See Section 2.10.1.
   Settlement Date.  Any Business Day as the Agent shall determine as a date to effect a Settlement.
   Settling Bank.  See Section 2.10.1.
   Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
   Subsidiary Loan Agreements. Collectively, the separate loan agreements executed and to be executed between the Parent and one or more Subsidiaries of the Parent in connection with an issuance of Collateral Trust Debentures, which Subsidiary Loan Agreement is assigned by the Parent to the Trustee under the Collateral Trust Indenture to secure the Parent's obligations under the Collateral Trust Debentures.
   Swing Line Loans.  See Section 2.6.2.
   Swing Line Note.  See Section 2.6.2.
   Total Commitment. The sum of the Total Facility A Commitment and the Total Facility B Commitment, as in effect from time to time.
   Total Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the Total Commitment.
   Total Facility A Commitment. The sum of the Facility A Commitments of the Banks.
   Total Facility B Commitment. The sum of the Facility B Commitments of the Banks.
   Type. As to any Revolving Credit Loan, its nature as a Prime Rate Loan or a LIBOR Rate Loan.
   Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
   Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, Section 4.2.
   Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
   1.2.  Rules of Interpretation.
      (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
      (b)   The singular includes the plural and the plural includes
   the singular.
      (c) A reference to any law includes any amendment or modification to such law.
      (d) A reference to any Person includes its permitted successors and permitted assigns.
      (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.
      (f)   The words "include", "includes" and "including" are not
   limiting.
      (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.
      (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.
      (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
      (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."
      (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
      (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent's or any Bank's involvement in the preparation of such documents.
2.  THE REVOLVING CREDIT FACILITY.
   2.1.  Commitment to Lend.
      (a) Facility A Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Facility A Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Facility A Commitment, provided that
   (i) the sum of the outstanding amount of the Facility A Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Facility A Commitment and (ii) the sum of the outstanding amount of the Facility A Loans (after giving effect to all amounts requested) plus the outstanding amount of Facility B Loans (after giving effect to all amounts requested) plus the outstanding amount of the Swing Line Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the lesser of (A) the Total Commitment and (B) the Borrowing Base. Facility A Loans shall be made pro rata in accordance with each Bank's Facility A Commitment Percentage.
      (b) Facility B Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Facility B Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Facility B Commitment, provided that
   (i) the sum of the outstanding amount of the Facility B Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Facility B Commitment and (ii) the sum of the outstanding amount of the Facility A Loans (after giving effect to all amounts requested) plus the outstanding amount of Facility B Loans (after giving effect to all amounts requested) plus the outstanding amount of all Swing Line Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the lesser of (A) the Total Commitment and (B) the Borrowing Base. Facility B Loans shall be made pro rata in accordance with each Bank's Facility B Commitment Percentage.
      (c) Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 11 and Section 12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.
   2.2.  Commitment Fees.
      (a) Facility A. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Facility A Commitment Percentages a commitment fee (the "Facility A Commitment Fee") calculated at the Applicable Margin then in effect with respect to the Facility A Commitment Fee on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Facility A Maturity Date by which the Total Facility
   A Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations (to the extent allocated to the Facility A Commitment pursuant to Section 4.1.1.) exceeds the outstanding amount of Facility A Loans during such calendar quarter. The Facility A Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date hereof, with a final payment on the Facility A Maturity or any earlier date on which the Facility A Commitments shall terminate.
      (b) Facility B. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Facility B Commitment Percentages a commitment fee (the "Facility B Commitment Fee") calculated at the Applicable Margin then in effect with respect to the Facility B Commitment Fee on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Facility B Maturity Date by which the Total Facility
   B Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations (to the extent allocated to the Facility B Commitment pursuant to Section 4.1.1.) exceeds the outstanding amount of Facility B Loans during such calendar quarter. The Facility B commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Facility B Maturity Date or any earlier date on which the Facility B Commitments shall terminate.
      2.3. Reduction of Total Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $1,000,000 or an integral multiple thereof or terminate entirely the Total Facility A Commitment and/or the Total Facility B Commitment, whereupon the applicable Commitments of the Banks shall be reduced pro rata in accordance with their respective Facility A Commitment Percentages or, as the case may be, their respective Facility B Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of any of the Commitments may be reinstated.
   2.4. The Revolving Credit Notes. The Facility A Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B-1 hereto (each, a "Facility A Note"), dated as of the Closing Date and completed with appropriate insertions. The Facility B Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B-2 hereto (each a "Facility B Note"), dated as of the Closing Date and completed with appropriate insertions. One Facility A Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Facility A Commitment or, if less, the outstanding amount of all Facility A Loans made by such Bank, plus interest accrued thereon, as set forth below. One Facility B Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Facility B Commitment or, if less, the outstanding amount of all Facility B Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.
   2.5. Interest on Revolving Credit Loans. Except as otherwise provided in Section 5.11,
      (a) Each Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Prime Rate.
      (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate plus the Applicable Margin then in effect with respect to LIBOR Rate Loans.
      (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.
   2.6.  Requests for Revolving Credit Loans.
      2.6.1. General. The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no less than (i) one (1) Business Day prior to the proposed Drawdown Date of any Prime Rate Loan and (ii) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (A) the principal amount of the Revolving Credit Loan requested, (B) the proposed Drawdown Date of such Revolving Credit Loan, (C) the Interest Period for such Revolving Credit Loan, (D) whether such Revolving Credit Loan shall be a Facility A Loan or a Facility B Loan, and (E) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.
      2.6.2.  Swing Line.
      (a) Notwithstanding the notice and minimum amount requirements set forth in Section 2.6.1 but otherwise in accordance with the terms and conditions of this Credit Agreement, the Agent shall make loans to the Borrower in amounts as requested by the Borrower (the "Swing Line Loans"); provided that the maximum outstanding principal amount of all Swing Line Loans shall not, at any time, exceed $10,000,000. The Borrower acknowledges and agrees that the making of such Swing Line Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Revolving Credit Loans covered by a Loan Request including, without limitation, the limitations set forth in Section 2.1 and the requirements that the applicable provisions of Section 11 (in the case of Loans made on the Closing Date) and Section 12 be satisfied. All actions taken by the Agent pursuant to the provisions of this
   Section 2.6.2 shall be conclusive and binding on the Borrower and the Banks absent the Agent's gross negligence or willful misconduct. Swing Line Loans made pursuant to this Section 2.6.2 shall bear interest at rate per annum equal to the sum of the Federal Funds Effective Rate (as defined in definition of "Prime Rate") plus the Applicable Margin then in effect with respect to LIBOR Rate Loans plus one quarter of one percent (0.25%) and, prior to a Settlement, interest thereon shall be for the account of the Agent, which interest shall be paid on each Settlement Date and on each Interest Payment Date.
      (b) The Swing Line Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of
   Exhibit B-3 hereto (the "Swing Line Note"), dated as of the Closing Date and completed with appropriate insertions. The Swing Line Note shall be payable to the order of the Agent in a principal amount equal to $10,000,000 or, if less, the outstanding amount of all Swing Line Loans made by the Agent, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Swing Line Loan or at the time of receipt of any payment of principal on such the Agent's Swing Line Note, an appropriate notation on the Agent's Swing Line Note Record reflecting the making of such Swing Line Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Line Loans set forth on such Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Agent, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Line Note to make payments of principal of or interest on the Swing Line Note when due.
   2.7.  Conversion Options.
      2.7.1.  Conversion to Different Type of Revolving Credit
   Loan.    The Borrower may elect from time to time to convert any
         outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Prime Rate Loan, the Borrower shall give the Agent at least one (1) Business Day prior written notice of such election; (ii) with respect to any such conversion of a Prime Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days prior written notice of such election; (iii) with respect to any such conversion of a LIBOR Rate Loan into a Prime Rate Loans such conversion shall only be made on the last day of the Interest Period with respect thereto and (iv) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.
         On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Prime Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.
      2.7.2.  Continuation of Type of Revolving Credit Loan.     Any
   Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.
      2.7.3.  LIBOR Rate Loans.    Any conversion to or from LIBOR Rate
   Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof. At no time shall there be more than ten (10) LIBOR Rate Loans outstanding.
   2.8.  Funds for Revolving Credit Loan.
      2.8.1.  Funding Procedures.       Not later than 11:00 a.m.
   (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's Office, in immediately available funds, the amount of such Bank's Facility A Commitment Percentage of the amount of the requested Facility A Loans and/or such Bank's Facility B Commitment Percentage of the amount of the requested Facility B Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sections 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its appropriate Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's appropriate Commitment Percentage of any requested Revolving Credit Loans.
      2.8.2.  Advances by Agent.   The Agent may, unless notified to
   the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's appropriate Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's appropriate Commitment Percentage of such Revolving Credit Loan, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's appropriate Commitment Percentage of such Revolving Credit Loan shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's appropriate Commitment Percentage of such Revolving Credit Loan is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loan made on such Drawdown Date.
   2.9.  Change in Borrowing Base.      The Borrowing Base shall be
determined quarterly (or at such other interval as may be specified pursuant to Section 8.4(e)) by the Agent by reference to the Borrowing Base Report and other information obtained by or provided to the Agent and the Banks. The Agent shall give to the Borrower and the Banks written notice of any change in the Borrowing Base determined by the Agent. Prior to the time that such notice becomes effective the Borrowing Base shall be computed as it would have been computed in the absence of such notice.
   2.10.  Settlements.
      2.10.1.  General.       On each Settlement Date, the Agent shall,
   not later than 11:00 a.m. (Boston time), give telephonic or facsimile notice (i) to the Banks and the Borrower of the respective outstanding amount of Swing Line Loans made by the Agent on behalf of the Banks from the immediately preceding Settlement Date through the close of business on the prior day and (ii) to the Banks of the amount (a "Settlement Amount") that each Bank (a "Settling Bank") shall pay to effect a Settlement of any Swing Line Loan. A statement of the Agent submitted to the Banks and the Borrower or to the Banks with respect to any amounts owing under this Section 2.10 shall be prima facie evidence of the amount due and owing. Each Settling Bank shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Agent in the amount of the Settlement Amount for such Settling Bank. All funds advanced by any Bank as a Settling Bank pursuant to this Section 2.10 shall for all purposes be treated as a Facility B Loan bearing interest at the Prime Rate or, to the extent that a Facility B Loan could not then be made in compliance with the borrowing limitations set forth in Section 2.1(b), a Facility A Loan bearing interest at the Prime Rate, made by such Settling Bank to the Borrower and all funds received by the Agent pursuant to this Section 2.10 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Credit Loans made by such Bank. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Bank from making any Revolving Credit Loan to effect a Settlement as contemplated hereby, such Settling Bank will make such dispositions and arrangements with the other Banks with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank's share of the outstanding Loans being equal, as nearly as may be, to such Total Commitment Percentage of the outstanding amount of the Loans.
      2.10.2.  Failure to Make Funds Available.   The Agent may, unless
   notified to the contrary by any Settling Bank prior to a Settlement Date, assume that such Settling Bank has made or will make available to the Agent on such Settlement Date the amount of such Settling Bank's Settlement Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Bank makes available to the Agent such amount on a date after such Settlement Date, such Settling Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Settlement Amount, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Settling Bank with respect to any amounts owing under this
   Section 2.10.2 shall be prima facie evidence of the amount due and owing to the Agent by such Settling Bank. If such Settling Bank's Settlement Amount is not made available to the Agent by such Settling Bank within three (3) Business Days following such Settlement Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans as of such Settlement Date.
      2.10.3.  No Effect on Other Banks.     The failure or refusal of
   any Settling Bank to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Bank's Settlement Amount shall not (i) relieve any other Settling Bank from its several obligation hereunder to make available to the Agent the amount of such other Settling Bank's Settlement Amount or
   (ii) impose upon any Bank, other than the Settling Bank so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Bank.
3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.
   3.1.  Maturity.       The Borrower promises to pay on the Facility
A Maturity Date, and there shall become absolutely due and payable on the Facility A Maturity Date, all of the Facility A Loans outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Facility B Maturity Date, and there shall become absolutely due and payable on the Facility B Maturity Date, all of the Facility B Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
   3.2. Mandatory Repayments of Loans. If at any time the outstanding amount of Facility A Loans exceeds the Total Facility A Commitment, the Borrower shall immediately pay the amount of such excess to the Agent for the account of the respective Banks. If at any time the outstanding amount of the Facility B Loans exceeds the Total Facility
B Commitment, the Borrower shall immediately pay the amount of such excess for the account of the respective Banks. If at any time the outstanding amount of the Facility A Loans plus the outstanding amount of the Facility B Loans plus the outstanding amount of the Swing Line Loans plus the Maximum Drawing Amount and any Unpaid Reimbursement Obligations exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Swing Line Loans outstanding; second, to any Unpaid Reimbursement Obligations; third, pro rata to the Revolving Credit Loans; and fourth, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Section 4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's applicable Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.
   3.3.  Optional Repayments of Revolving Credit Loans.     The
Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto, unless such prepayment is accompanied by all amounts, if any, required to be paid pursuant to Section 5.9 hereof. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least two (2) Business Days prior written notice of any proposed prepayment pursuant to this Section 3.3 of Prime Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Prime Rate Loans and then to the principal of LIBOR Rate Loans.
Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each applicable Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
4.  LETTERS OF CREDIT.
   4.1.  Letter of Credit Commitments.
      4.1.1.  Commitment to Issue Letters of Credit.   Subject to the
   terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in
   Section 4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower (in the name of the Parent, the Borrower, or any Subsidiary of the Parent) one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $15,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, (iii) the amount of all Facility A Loans outstanding, (iv) the amount of all Facility B Loans outstanding, and (v) the amount of all Swing Line Loans outstanding, shall not exceed the lesser of (A) the Total Commitment and (B) the Borrowing Base. The parties agree that the Maximum Drawing Amount of all Letters of Credit and all Unpaid Reimbursement Obligations shall be counted first as usage of the Total Facility B Commitment and second, to the extent of any insufficiency, as usage of the Total Facility A Commitment.
      4.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.
      4.1.3.  Terms of Letters of Credit.    Each Letter of Credit
   issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Facility B Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices.
      4.1.4.  Reimbursement Obligations of Banks.      Each Bank
   severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Total Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 4.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).
      4.1.5.  Participations of Banks.       Each such payment made by
   a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under Section 4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.
   4.2. Reimbursement Obligation of the Borrower. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may
be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,
      (a) except as otherwise expressly provided in Section 4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,
      (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and
      (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.
Each such payment shall be made to the Agent at the Agent's Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 5.10 for overdue principal on the Revolving Credit Loans.
   4.3.  Letter of Credit Payments.     If any draft shall be presented
or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Office, in immediately available funds, such Bank's Total Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Bank's Total Commitment Percentage of such Unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Total Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 365. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.
   4.4.  Obligations Absolute.     The Borrower's obligations under
this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.
   4.5.  Reliance by Issuer.  To the extent not inconsistent with
Section 4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.
   4.6. Letter of Credit Fee. The Borrower shall, on the last day of each calendar quarter, pay the following fees (in each case, a "Letter of Credit Fee") to the Agent in respect of each Letter of Credit outstanding during such calendar quarter: (i) a fee in the amount per annum equal to the Applicable Margin from time to time applicable to LIBOR Rate Loans on the face amount of such Letter of Credit, such fee to be for the account of the Banks in accordance with their Total Commitment Percentages and (ii) a fee in the amount of one-eighth of one percent (0.125%) per annum on the face amount of each Letter of Credit outstanding during such calendar quarter, which fee shall be for the account of the Agent, as a fronting fee. In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent's own account, at such other time or times as such charges are customarily made by the Agent, the Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time (a schedule of such fees as in effect on the Closing Date having been delivered to the Borrower prior to the Closing
Date).
5.  CERTAIN GENERAL PROVISIONS.
   5.1.  Closing Fees.     The Borrower agrees to pay to the Agent on
the Closing Date the fees as set forth on the separate letter agreements, each dated March 29, 2000 between the Borrower and the Agent.
   5.2.  Funds for Payments.
      5.2.1.  Payments to Agent.   All payments of principal, interest,
   Reimbursement Obligations, Commitment Fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Agent in Dollars, for the respective accounts of the Banks and the Agent, at the Agent's Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.
      5.2.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
   5.3.  Computations.   All computations of interest on Prime Rate
Loans and of Commitment Fees, Letter of Credit Fees or other fees shall be based on a 365 day year and all computations of interest on LIBOR Rate Loans shall be based on a 360 day year and, in each case, paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.
   5.4. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan, and (iii) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.
   5.5.  Illegality.     Notwithstanding any other provisions herein,
if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (i) the commitment of such Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (ii) such Bank's Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 5.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.
   5.6. Additional Costs, etc. If any change in any present applicable law or any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
      (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment(s) or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or
      (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or
      (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or
      (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment(s), or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is
         (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment(s) or any Letter of Credit, or
         (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment(s), any Letter of Credit or any of the Loans, or
         (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum. The Borrower shall not be obligated to compensate a Bank or the Agent pursuant to this Section 5.6 for any amounts incurred by such Bank or the Agent more than ninety (90) days prior to such Bank's or the Agent's written request to the Borrower for such compensation, unless such amount results from an applicable law which is applied retroactively, in which case the Borrower shall pay such amounts incurred from the time of the effectiveness of such applicable law.
   5.7. Capital Adequacy. If after the date hereof any Bank or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any such law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Prime Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis. The Borrower shall not be obligated to compensate a Bank or the Agent pursuant to this Section 5.7 for any amounts incurred by such Bank or the Agent more than ninety (90) days prior to such Bank's or the Agent's written request to the Borrower for such compensation, unless such amount results from an applicable law which is applied retroactively, in which case the Borrower shall pay such amounts incurred from the time of the effectiveness of such applicable law.
   5.8.  Certificate.    A certificate setting forth any additional
amounts payable pursuant to Sections 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.
   5.9. Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any actual loss, cost or expense that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (ii) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (iii) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.
   5.10.  Interest After Default.
      5.10.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Prime Rate until such amount shall be paid in full (after as well as before judgment).
      5.10.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to Section 26, bear interest at a rate per annum equal to the greater of (i) two percent (2%) per annum above the rate otherwise applicable to such Loans and (ii) the rate of interest applicable to overdue principal pursuant to Section 5.10.1.
   5.11.  Replacement of Banks.
   If any Bank (an "Affected Bank") (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Sections 5.6 or 5.7, (ii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 5.5 or (iii) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement (such Bank being referred to as a "Defaulting Bank"), the Borrower may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing Section 5.5 to be applicable), or default, as the case may be, by notice (a "Replacement Notice") in writing to the Agent and such Affected Bank
(A) request the Affected Bank to cooperate with the Borrower in obtaining a replacement bank satisfactory to the Agent and the Borrower (the "Replacement Bank"); (B) request the non-Affected Banks to acquire and assume all of the Affected Bank's Loans and Commitments as provided herein, but none of such Banks shall be under an obligation to do so; or (C) designate a Replacement Bank approved by the Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Bank shall be obtained, and/or if any one or more of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank's Loans and Commitments, then such Affected Bank shall assign, in accordance with Section 19, all of its Commitments, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Bank or non-Affected Banks, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Bank; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Bank and such Replacement Bank and/or non-Affected Banks, as the case may be, and (ii) prior to any such assignment, the Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 5.6 and 5.7. Upon the effective date of such assignment, the Borrower shall issue replacement Notes to such Replacement Bank and/or non-Affected Banks, as the case may be, and such institution shall become a "Bank" for all purposes under this Credit Agreement and the other Loan Documents.
   5.12. Usury Limitation. This Credit Agreement and the other Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Agent or any Bank for the use or the forbearance of the Indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. It is expressly agreed that it is the intent of Borrower, the Agent and the Banks in the execution, delivery and acceptance of this Credit Agreement and the other Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Agent or any Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of this Credit Agreement and the other Loan Documents.
6.  SECURITY AND GUARANTIES.
   6.1. Security. In the event that the Borrower or any of its Subsidiaries shall grant or suffer to exist any claim, lien, security interest or other encumbrance on any Motor Vehicle Equipment (an "Other Lien") to any Person (including, without limitation, in connection with the provision of security in connection with any Subsidiary Loan Agreement or the Collateral Trust Debentures), the Borrower or such Subsidiary shall, prior to the inception of such Other Lien, cause the Obligations to be equally and ratably secured with the obligations secured by such Other Lien pursuant to a first priority perfected security interest in such Motor Vehicle Equipment. The Borrower and/or such Subsidiary shall execute and deliver to the Agent all such security agreements and other documents and instruments, and deliver to the Agent all such documents and instruments (including, without limitation, legal opinions) and take all such actions (including, without limitation, the notation of the Agent's lien on the certificates of title relating to such Motor Vehicle Equipment) as the Agent may request, in each case, to fully perfect the Agent's lien and security interest in such Motor Vehicle Equipment, and all proceeds and products thereof.
   6.2.  Guaranties.       The Obligations shall be guaranteed by each
of the Borrower's Domestic Subsidiaries and Canadian Subsidiaries pursuant to the terms of the Guaranty.
7.  REPRESENTATIONS AND WARRANTIES.
   The Borrower represents and warrants to the Banks and the Agent as follows:
   7.1.  Corporate Authority.
      7.1.1. Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
      7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.
      7.1.3.  Enforceability.      The execution and delivery of this
   Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
   7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.
   7.3.  Title to Properties; Leases.  Except as indicated on
Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
     7.4.  Financial Statements and Projections.
          7.4.1. Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on September 30th of each calendar year.
          7.4.2. Financial Statements. There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.
          7.4.3.  Projections.     There has also been furnished to
     each of the Banks (i) the business plan of the Borrower and its Subsidiaries for the 2000 fiscal year and (ii) the preliminary projections of the Borrower and its Subsidiaries for the 2001 to 2003 fiscal years. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist on the date hereof that (individually or in the aggregate) could reasonably be expected to result in any material change in such business plan or such preliminary projections. Such business plan and such preliminary projections are based upon reasonable estimates and assumptions (at the time the same were delivered), have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries (at the time the same were delivered) of the results of operations and other information projected therein, it being understood that such business plan and such preliminary projections do not constitute a warranty as to the future performance of the Borrower and its Subsidiaries and that actual results may vary from that presented therein.
     7.5. No Material Changes, etc. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had a Material Adverse Effect.
     7.6. Franchises, Patents, Copyrights, etc. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.
     7.7. Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected, either in any case or in the aggregate, to have a Material Adverse Effect, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
     7.8. Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule, law or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or have a Material Adverse Effect.
     7.9. Tax Status. The Borrower and its Subsidiaries (i) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.
     7.10. No Event of Default. No Default or Event of Default has occurred and is continuing.
     7.11. Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.
     7.12. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.
     7.13. Employee Benefit Plans. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.
     7.14.  Use of Proceeds.
          7.14.1. General. The proceeds of the Loans shall be used for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.
          7.14.2. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
     7.15. Environmental Compliance. The Borrower has taken all necessary steps to investigate its business and operations and the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that no violation of Environmental Laws by the Borrower or any of its Subsidiaries could reasonably be expected to have a material adverse effect on the environment or a Material Adverse Effect.
     7.16. Subsidiaries, etc. The only Subsidiaries of the Borrower are listed on Schedule 7.16 hereto. Except as set forth on
Schedule 7.16 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.
     7.17. Collateral Trust Indenture. The Borrower has not amended, modified or supplemented the Collateral Trust Indenture or any of the Collateral Trust Debentures, except to the extent reflected in public filings made by the Borrower. Each of the loan agreements entered into in connection with the Collateral Trust Debentures is substantially in the form of loan agreement attached as Exhibit A to the Collateral Trust Indenture.
     7.18. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.
8.  AFFIRMATIVE COVENANTS OF THE BORROWER.
     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of
Credit:

     8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
     8.2. Maintenance of Office. The Borrower will maintain its chief executive office in Wilmington, Delaware, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.
     8.3. Records and Accounts. The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain, and cause each of its Subsidiaries to maintain, adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage KPMG Peat Marwick or any of the other so-called "big five" accounting firms as the independent certified public accountants of the Borrower and its Subsidiaries.
     8.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Banks:
          (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by KPMG Peat Marwick or by any of the other so-called "big five" accounting firms, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;
          (b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);
          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;
          (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Parent;
          (e) within thirty (30) days after the end of each calendar quarter or at such earlier time as the Agent or any Bank may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar quarter or other date so requested by the Agent or such Bank (it being understood that a Borrowing Base Report may, in addition, be delivered by the Borrower at such other times as the Borrower may determine);
          (f) annually and from time to time at such times as the same may be available, upon request of the Agent, projections of the Borrower and its Subsidiaries updating those projections delivered to the Banks and referred to in Section 7.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 8.4(f); and
          (g) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Bank may reasonably request.
     8.5.  Notices.
          8.5.1. Defaults. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.
          8.5.2. Debt Ratings. The Borrower will notify the Agent and the Banks, promptly upon becoming aware thereof, of any change in the Senior Secured Debt Rating.
          8.5.3. Environmental Events. The Borrower will promptly give notice to the Agent and each of the Banks (i) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency that could reasonably be expected to have a Material Adverse Effect and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that could reasonably be expected to have a Material Adverse Effect.
          8.5.4. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $10,000,000.
     8.6. Corporate Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section
8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and would not have a Material Adverse Effect.
     8.7. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.
     8.8.  Taxes.   The Borrower will, and will cause each of its
Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.
     8.9. Inspection of Properties and Books. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.
     8.10.  Compliance with Laws, Contracts, Licenses, and
Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and
(iv) all applicable decrees, orders, and judgments, except, in each case, to the extent that a failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     8.11. Employee Benefit Plans. The Borrower will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) from and after a request therefor by the Agent or any Bank, and promptly thereafter upon receipt or dispatch, furnish to the Agent or such Bank any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.
     8.12. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.
     8.13. Further Assurances, Etc. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents. Upon receipt of an affidavit of an officer of the Agent or any Bank as to the loss, theft, destruction or mutilation of any Note or any other Loan Document, and in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of
Credit:
     9.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or become liable, contingently or otherwise, with respect to any Indebtedness if a Default or Event of Default shall then exist or would result therefrom.
     9.2. Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:
          (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;
          (b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;
          (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;
          (d) liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
          (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;
          (f) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and such other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects would not have a Material Adverse Effect;
          (g)  liens existing on the date hereof and listed on
     Schedule 9.2 hereto;
          (h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness in an aggregate amount not to exceed $100,000,000, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;
          (i) liens on Motor Vehicle Equipment securing Indebtedness evidenced by the Collateral Trust Debentures; provided that the Obligations are equally and ratably secured with such Indebtedness in accordance with Section 6.1 hereof;
          (j) liens in favor of the Agent, for the benefit of the Banks and the Agent, securing the Obligations; and
          (k)  liens in respect of Capitalized Leases.
     9.3. Distributions. The Borrower will not make any Distributions; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Distributions in an aggregate amount in any fiscal year not to exceed 100% of Consolidated Net Income for such fiscal year.
     9.4.  Merger, Consolidation and Disposition of Assets.
          9.4.1. Mergers. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation; provided, that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) one or more Subsidiaries of the Borrower may merge with and into the Borrower, so long as the Borrower is the survivor of such merger, (ii) any two Subsidiaries may merge with and into each other, so long as, if any such Subsidiary is a Guarantor, such Guarantor is the survivor of such merger, and
     (iii) in connection with any acquisition permitted pursuant to
     Section 9.4.2., any Person (other than the Borrower or a Guarantor) may merge with and into the Borrower or any Subsidiary of the Borrower, so long as the Borrower or such Subsidiary is the survivor of such merger.
          9.4.2. Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to effect any asset acquisition or stock acquisition; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may make acquisitions of assets in the ordinary course of business consistent with past practices, provided that (i) such acquisitions are in the same or a related line of business engaged in by the Borrower on the Closing Date and (ii) without the prior written consent of the Majority Banks, the Borrower shall not, and shall not permit any of its Subsidiaries to, effect any acquisition if the aggregate consideration payable by the Borrower and its Subsidiaries in connection therewith exceeds fifteen percent (15%) of the Consolidated Net Worth, determined as at the end of the last fiscal quarter of the Borrower.
     9.4.3. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the disposition of assets in the ordinary course of business, consistent with past practices.
     9.5. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will
          (a) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or
          (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in
     Section 302 of ERISA, whether or not such deficiency is or may be waived; or
          (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to
     Section 302(f) or Section 4068 of ERISA; or
          (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; or
          (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.
     9.6. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.
     9.7. Concerning the Subsidiaries. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, acquire or create any Domestic Subsidiaries or Canadian Subsidiaries, unless contemporaneously with such acquisition or creation, the Borrower shall cause such Subsidiary to guaranty all of the Obligations hereunder pursuant to a Guaranty in form and substance reasonably satisfactory to the Agent, together with such supporting documentation (including, without limitation, legal opinions) as the Agent may reasonably request.
     (b) The Borrower will not permit any of its Subsidiaries to, enter into any agreement which restricts or prohibits any guarantees, advances, dividends or distributions (i) from any Subsidiary to the Borrower or (ii) between or among Consolidated Subsidiaries.
     9.8. Prohibition on Negative Pledges. Neither the Parent nor the Borrower will, nor will they permit any of their Subsidiaries to, enter into, or be or become bound by or subject to, any agreement prohibiting the creation or assumption of any lien or security interest upon its properties, whether now owned or hereafter acquired.
     9.9. Modification of Documents. Neither the Parent nor any of its Subsidiaries will amend, modify, or supplement the Collateral Trust Indenture, any of the Collateral Trust Debentures, or any of the loan documents entered into in connection therewith if such amendment, modification or supplement would have a Material Adverse Effect.
10.  FINANCIAL COVENANTS OF THE BORROWER.
     The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of
Credit:
     10.1. Consolidated Funded Debt to Consolidated Adjusted Tangible Net Worth. The Borrower will not, as at the end of any fiscal quarter, permit the ratio of Consolidated Funded Debt to Consolidated Adjusted Tangible Net Worth to be greater than 3.75:1.00.
     10.2. Consolidated Tangible Net Worth. The Borrower will not, any time, permit Consolidated Tangible Net Worth to be less than the sum of $250,000,000, plus, on a cumulative basis, 50% of positive Consolidated Net Income for each fiscal quarter ending subsequent to September 30, 1999, with no deduction for any fiscal quarter in which there is a net loss.
11.  CLOSING CONDITIONS.
     The obligations of the Banks to make the initial Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:
     11.1.  Loan Documents.     Each of the Loan Documents shall have
been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.
     11.2.  Certified Copies of Charter Documents.     Each of the
Banks shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.
     11.3.  Corporate Action.      All corporate action necessary for
the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.
     11.4.  Incumbency Certificate.     Each of the Banks shall have
received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of each of the Borrower of such Subsidiary, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (ii) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.
     11.5.  Certificates of Insurance.  The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Credit Agreement.
     11.6. Borrowing Base Report. The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of the Closing Date, based on information as at the end of the last fiscal month for which financial information is available.
     11.7.  Opinions of Counsel.     Each of the Banks and the Agent
shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from (a) either Klaus M. Belohoubek, Esq., or J. Carlisle Peet, III, Esq., counsel to the Borrower and its Subsidiaries and (b) Bingham Dana LLP, counsel to the Agent.
     11.8.  Payment of Fees.       The Borrower shall have paid to the
Agent the fees pursuant to Section 5.1.
12.  CONDITIONS TO ALL BORROWINGS.
     The obligations of the Banks to make any Loan, including the Loans to be made on the Closing Date, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
     12.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.
     12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.
     12.3.  Governmental Regulation.    Each Bank shall have received
such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
     12.4.  Proceedings and Documents.       All proceedings in
connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.
     12.5. Borrowing Base Report. The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with Section 8.4(e) and, if requested by the Agent or any Bank, a Borrowing Base Report dated as of the end of the most recently ended month for which financial information is available.
13.  EVENTS OF DEFAULT; ACCELERATION; ETC.
     13.1.  Events of Default and Acceleration.   If any of the
following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:
          (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within three (3) days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (c) (i) the Borrower shall fail to comply with any of its covenants contained in Section 10 or (ii) the Borrower shall fail to comply with any of its covenants contained in Section 8, 9 or 10 (other than those referred to in clause (i) of this paragraph
     (c)) and such failure shall continue for ten (10) days;
          (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent or any Bank;
          (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
          (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any of the Collateral Trust Debentures or any other obligation for borrowed money or credit received or in respect of any Capitalized Leases, in each case, in respect of obligations in excess of $10,000,000 or fail to observe or perform any material term, covenant or agreement contained in any of the Collateral Trust Debentures or the Collateral Trust Indenture or any other agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases, in each case in respect of obligations in excess of $10,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;
          (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five
     (45) days following the filing thereof;
          (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other such outstanding final judgments, against the Borrower or any of its Subsidiaries exceeds in the aggregate $10,000,000;
          (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or
          (k) (i) the Parent shall cease to own, legally and beneficially, 80% of the capital stock of the Borrower or (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than a person or group of persons holding in excess of the following percentage on the Closing Date) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Parent; or, during any period of twelve consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent;
then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.
     13.2. Termination of Commitments. If any one or more of the Events of Default specified in Section 13.1(g) or Section 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.
     13.3.  Remedies.    In case any one or more of the Events of
Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to
Section 13.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
14.  SETOFF.
     The Borrower and each guarantor of the Obligations hereby grant to the Agent and each Bank a lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and the Banks, whether now existing or hereafter arising, upon and against all deposits, credits, and other property, now or hereafter in the possession, custody, safekeeping or control of the Agent or any Bank or any of their affiliates or in transit to any of them as provided herein. At any time after the occurrence of an Event of Default, without demand or notice, the Agent and any Bank may set off the same or any part thereof and apply the same to any liability or Obligation of the Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
15.  THE AGENT.
     15.1.  Authorization.
          (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.
          (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.
          (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.
     15.2.  Employees and Agents.       The Agent may exercise its
powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall, to the extent provided in Section 16.1, be paid by the Borrower.
     15.3.  No Liability.     Neither the Agent nor any of its
shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.
     15.4.  No Representations.
          15.4.1. General. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.
          15.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in Section 11, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower's account shall have received notice from such Bank prior to the Closing Date specifying such Bank's objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.
     15.5.  Payments.
          15.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.
          15.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
          15.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of
     Section 14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     15.6. Holders of Notes. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
     15.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless, in accordance with their Total Commitment Percentages, the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by
Section 16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.
     15.8. Agent as Bank; Etc. In its individual capacity, Fleet National Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent. The Banks designated as "Syndication Agent" or "Documentation Agent" herein shall not have any duties, rights, responsibilities or obligations hereunder or under any of the other Loan Documents as a result of such designation, and such Banks shall only have the duties, rights, responsibilities and obligations attributable to them in their capacity as Banks.
     15.9. Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
     15.10. Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section
15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.
16.  EXPENSES AND INDEMNIFICATION.
     16.1. Expenses. The Borrower agrees to pay (i) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (ii) with the prior consent of the Borrower, the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with administration or interpretation of the Loan Documents and the other instruments mentioned herein, (iii) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with any amendments, modifications, approvals, consents or waivers hereto or hereunder, the taking of any collateral security in accordance with
Section 6.1, each assignment by a Bank, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (iv) the fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (v) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (vi) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with any lien searches undertaken in connection with this Agreement and, in the event that the Obligations become secured pursuant to Section 6.1, any filings undertaken in connection therewith.
     16.2. Indemnification. The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks and their affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iii) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 16.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.
     16.3. Survival. The covenants contained in this Section 16 shall survive payment or satisfaction in full of all other Obligations.
17.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.
     17.1. Sharing of Information with Section 20 Subsidiary. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries, in connection with this Credit Agreement or otherwise, by a Section 20 Subsidiary. The Borrower, for itself and each of its Subsidiaries, hereby authorizes
(a) such Section 20 Subsidiary to share with the Agent and each Bank any information delivered to such Section 20 Subsidiary by the Borrower or any of its Subsidiaries, and (b) the Agent and each Bank to share with such Section 20 Subsidiary any information delivered to the Agent or such Bank by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, or in connection with the decision of such Bank to enter into this Credit Agreement; it being understood, in each case, that any such Section 20 Subsidiary receiving such information shall be bound by the confidentiality provisions of this Credit Agreement; provided that, except to the extent necessary to syndicate and manage the credit facilities represented hereby, the Agent and the Banks shall not disclose to such Section 20 Subsidiary the business plan or projections referred to in Section 7.4.3. and Section 8.4(f) hereof. Such authorization shall survive the payment and satisfaction in full of all of Obligations.
     17.2. Confidentiality. Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, the business plan and projections referred to in Section 7.4.3. and Section 8.4(f)hereof and any other non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 17, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent, any Bank or any Section 20 Subsidiary, (f) in connection with any litigation to which any one or more of the Banks, the Agent or any
Section 20 Subsidiary is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Subsidiary or affiliate of such Bank as provided in Section 17.1 or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of Section 19.6. Moreover, each of the Agent, the Banks and any Section 20 Subsidiary is hereby expressly permitted by the Borrower to refer to any of the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Agent, such Bank or such Section 20 Subsidiary and, for such purpose, the Agent, such Bank or such Section 20 Subsidiary may, with the prior consent of the Borrower, utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses.
     17.3. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.
     17.4. Other. In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any
Section 20 Subsidiary by the Borrower or any of its Subsidiaries. The obligations of each Bank under this Section 17 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Bank.
18.  SURVIVAL OF COVENANTS, ETC.
     All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any Loan Document, Borrowing Base Report, Compliance Certificate, or Loan Request delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.
19.  ASSIGNMENT AND PARTICIPATION.
     19.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Facility A Commitment Percentage and Facility A Commitment and the same portion of its Facility B Commitment Percentage and Facility B Commitment, and the same portion of the Facility A Loans and Facility B Loans at the time owing to it, the applicable Notes held by it, and its participating interest in the risk relating to any Letters of Credit); provided that
(i) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (iii) except for assignments to a Person who is already a Bank, each assignment shall be in an amount that is a whole multiple of $5,000,000 (or, if less, such Bank's entire Total Commitment), and (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 19.3, be released from its obligations under this Credit Agreement.
     19.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
          (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,
          (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
          (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 7.4 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
          (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;
          (e) such assignee represents and warrants that it is an Eligible Assignee;
          (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;
          (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;
          (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and
          (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.
     19.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.00.
     19.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning
Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.
     19.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitments of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.
     19.6. Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation. For purposes of this Section 19.6 an assignee or participant or potential assignee or participant may include a counterparty with whom such Bank has entered into or potentially might enter into a derivative contract referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document.
     19.7. Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans or Reimbursement Obligations. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans or Reimbursement Obligations to the extent of such participation.
     19.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If the Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this Section 19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes)
(a) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or (b) to a lender to such Bank (or a trustee therefor) in connection with a bona fide financing transaction. No such pledge shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.
     19.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.
20.  NOTICES, ETC.
     Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy and confirmed by delivery via courier or postal service, addressed as follows:
          (a) if to the Borrower, at One Rollins Plaza, Wilmington, DE 19899, Attention: Patrick J. Bagley, Vice President, Telecopier No. 302-426-3838, with a copy to Klaus M. Belohoubek, Vice President and General Counsel, Telecopier No. 302-426-3555, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;
          (b) if to the Agent, at 100 Federal Street, Transportation Division, MA DE 10008A, Boston, Massachusetts 02110, USA,
     Attention: Robert L. Wallace, Jr., Director, Telecopier No. 617-434-1955, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and
          (c)  if to any Bank, at such Bank's address set forth on
     Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.
     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
21.  GOVERNING LAW.
     THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK . THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
22.  HEADINGS.
     The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
23.  COUNTERPARTS.
     This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
24.  ENTIRE AGREEMENT, ETC.
     The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.
25.  WAIVER OF JURY TRIAL.
     Each of the Borrower, the Agent and the Banks hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (i) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
26.  CONSENTS, AMENDMENTS, WAIVERS, ETC.
     Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to Section 5.10.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto) or the amount of the Commitment Fee or Letter of Credit Fees may not be decreased without the written consent of each Bank affected thereby; the amount of the Commitments may not be increased without the written consent of the Borrower and of each Bank affected thereby; the Facility A Maturity Date and the Facility B Maturity Date may not be postponed without the written consent of each Bank affected thereby; this Section 26 and the definition of Majority Banks may not be amended, without the written consent of all of the Banks; no Guarantor and no substantial portion of any collateral security for the Obligations may be released, in each case without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and Section 15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
27.  SEVERABILITY.
     The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
28.  REGARDING THE EXISTING FACILITY.
     The parties agree that, on and as of the Closing Date, the lending commitments of the "Lenders" under, and as defined in, the Bank Credit Agreement dated as of December 11, 1998, by and between the Borrower, First Union National Bank and Fleet National Bank (f/k/a BankBoston, N.A.) are permanently terminated in full.

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.
                              ROLLINS LEASING CORP.


                              By: -------------------------
                                  Name:
                                  Title:

                              FLEET NATIONAL BANK, individually and
                              as Administrative Agent


                              By: ________________________
                                  Name:
                                  Title:

                              FIRST UNION NATIONAL BANK, individually
                              and as Syndication Agent


                              By: _______________________
                                  Name:
                                  Title:

                              NATIONAL CITY BANK, individually and as
                              Documentation Agent


                              By: ______________________
                                  Name:
                                  Title: